UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2012

Commission File Number: 333-169014

American Energy Development Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	27-2304001 (I.R.S. Employer Identification No.)

1230 Avenue of the Americas, 7th Floor, New York, NY 10020 (Address of principal executive offices) Registrant’s telephone number, including area code: (855) 645-2332

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 17, 2012, American Energy Development Corp. (the “Registrant”) entered into a letter of intent (the “Letter of Intent”) with Range Michigan LLC (“Range”) to acquire a 43.75% working interest and a 35% net revenue interest (collectively, the “Interests”) in the Osprey Prospect located in southern lower Michigan (the “Prospect”) from Range in exchange for: (i) $30,000 payable in shares of the Registrant’s common stock, (ii) $50,000 payable in cash to reimburse Range for development costs incurred to date and any prior land lease payments for the Prospect, (iii) the Registrant’s obligation to pay $91,000 in cash within 60 days of the date of the Letter of Intent as a prospect fee upon receipt of the Authority for Expenditure and (iv) the Registrant’s obligation to pay 70% of the total cost of drilling and completion in the Prospect.

The Letter of Intent contemplates the closing of the transaction (the “Closing”) to occur no later than May 30, 2012, and is subject to the execution and delivery of definitive agreements mutually acceptable to both parties and the Registrant’s completion all due diligence related to the Prospect prior to the Closing.

On April 17, 2012, the Registrant issued a press release to announce that the Registrant has entered into a Letter of Intent to acquire the Interests. A copy of the release is attached as Exhibit 99.1.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the Registrant, whether made before or after the date of this report, regardless of any general incorporation language in the filing, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Exhibits.

(d) Exhibits.

The following exhibit is filed with this Current Report on Form 8-K.

Exhibit Number	Description of Exhibit

99.1	Press Release dated April 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 18, 2012	American Energy Development Corp.

	By:	/s/ Joel Felix
Joel Felix
Chief Financial Officer